EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

CATO REPORTS 3Q FLAT TO LAST YEAR

Reduces 4Q Guidance

Charlotte, NC (November 17, 2016) – The Cato Corporation (NYSE: CATO) today reported net income of $8.3 million for the third quarter ended October 29, 2016, which was flat compared to net income of $8.3 million for the third quarter ended October 31, 2015. Earnings per diluted share for the third quarter were $0.30, which was flat compared to $0.30 last year. Sales for the third quarter ended October 29, 2016 were $207.0 million, a 7% decrease over sales of $223.3 million for the third quarter ended October 31, 2015. Same-store sales for the quarter decreased 8%.

For the nine months ended October 29, 2016, the Company earned net income of $60.0 million, compared to net income of $55.0 million for the nine months ended October 31, 2015, an increase of 9%. Earnings per diluted share were $2.17 compared to $1.97 last year, an increase of 10%. Sales for the nine months ended October 29, 2016 were $729.2 million, a decrease of 3% from sales of $754.1 million for the nine months ended October 31, 2015. Year-to-date same-store sales decreased 4%.

For the quarter, the gross margin rate decreased to 35.5% of sales from 37.2% last year, primarily due lower merchandise margins and deleveraging of buying costs. The SG&A rate for the quarter increased to 32.8% from 31.6% from last year primarily due to deleveraging of expenses offset by decreases in incentive compensation. The Company had a tax benefit for the third quarter versus

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	5
(704) 554-8510

an effective tax rate of 11.1% last year. The tax benefit for the quarter is primarily due to large favorable adjustments from continuing tax initiatives and typical third quarter adjustments applied to lower pre-tax earnings experienced in the quarter.

Year-to-date, the gross margin rate decreased to 38.7% of sales from 39.4% the prior year primarily due lower merchandise margins and deleveraging of buying costs. The year-to-date SG&A rate was 28.3% versus 27.4% last year primarily due to deleveraging of expenses offset by decreases in incentive compensation. The year-to-date effective tax rate decreased to 16.1% versus 33.2% last year due to continuing favorable tax adjustments.

“The retail environment continues to be soft, and markdown sales in the latter part of the quarter were significantly less than our earlier forecasts,” stated John Cato, Chairman, President, and Chief Executive Officer. “Soft sales in the first half of the year continued and eroded further in the third quarter and we expect this trend to continue into the fourth quarter. Overall, we have experienced a number of merchandise assortment and timing issues that have resulted in significant reductions of regular priced sales. Consequently, we had significant markdown inventory as we entered the fourth quarter. Our plans are to liquidate excess inventory throughout the quarter and enter 2017 with inventory levels that are on plan. The liquidation of fall merchandise will put severe pressure on fourth quarter earnings; however, we feel we have made the necessary merchandise adjustments for the spring season to get our business back on track. We now expect fourth quarter earnings will be a loss of $0.11 per diluted share to a loss of $0.07 per diluted share versus earnings of $0.42 per diluted share last year. For the year, earnings are now estimated to be in the range of $2.08 per diluted share to $2.12 per diluted share versus $2.39 per diluted share last year, a decrease of 13% to 11%.”

Year-to-date, the Company has opened three new stores, relocated four stores, and closed three stores. As of October 29, 2016, the Company operated 1,372 stores in 33 states, compared to 1,370 stores in 32 states as of October 31, 2015.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	6
(704) 554-8510

accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”. The Company’s

Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day. Select Versona merchandise can also be found at www.shopversona.com. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions; and inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	7
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED OCTOBER 29, 2016 AND OCTOBER 31, 2015

(Dollars in thousands, except per share data)

		Quarter Ended			Nine Months Ended
	October 29,	%	October 31,	%	October 29,	%	October 31,	%
	2016	Sales	2015	Sales	2016	Sales	2015	Sales
REVENUES
Retail sales	$207,022	100.0%	$223,311	100.0%	$729,173	100.0%	$754,101	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,240	1.1%	2,156	1.0%	6,949	1.0%	6,534	0.9%
Total revenues	209,262	101.1%	225,467	101.0%	736,122	101.0%	760,635	100.9%
GROSS MARGIN (Memo)	73,395	35.5%	83,048	37.2%	282,515	38.7%	296,835	39.4%
COSTS AND EXPENSES, NET
Cost of goods sold	133,627	64.5%	140,263	62.8%	446,658	61.3%	457,266	60.6%
Selling, general and administrative	67,815	32.8%	70,659	31.6%	206,441	28.3%	206,354	27.4%
Depreciation	5,734	2.8%	6,040	2.7%	17,082	2.3%	16,968	2.3%
Interest and other income	(1,288)	-0.6%	(857)	-0.4%	(5,593)	-0.8%	(2,259)	-0.3%
Cost and expenses, net	205,888	99.5%	216,105	96.8%	664,588	91.1%	678,329	90.0%

Income Before Income Taxes	3,374	1.6%	9,362	4.2%	71,534	9.8%	82,306	10.9%
Income Tax Expense	(4,886)	-2.4%	1,043	0.5%	11,513	1.6%	27,310	3.6%
Net Income	$8,260	4.0%	$8,319	3.7%	$60,021	8.2%	$54,996	7.3%

Basic Earnings Per Share	$0.30		$0.30		$2.17		$1.97
Diluted Earnings Per Share	$0.30		$0.30		$2.17		$1.97

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	8
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
	October 29,	January 30,
	2016	2016
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$32,776	$67,057
Short-term investments	210,173	215,495
Restricted cash	4,486	4,472
Accounts receivable - net	33,107	36,610
Merchandise inventories	153,346	141,101
Other current assets	8,963	7,317

Total Current Assets	442,851	472,052

Property and equipment – net	142,008	138,303

Noncurrent Deferred Income
Taxes	10,442	10,280

Other assets	22,280	21,709

TOTAL	$617,581	$642,344

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$153,959	$179,437

Noncurrent Liabilities	51,900	50,242

Stockholders' Equity	411,722	412,665

TOTAL	$617,581	$642,344

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	9
(704) 554-8510